EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2005, relating to the financial statements of Bentley Pharmaceuticals, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Bentley Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2004, and our report dated April 19, 2005, relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K/A of Bentley Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 15, 2005